Exhibit 10(a)

PROTECTIVE LIFE CORPORATION

ANNUAL INCENTIVE PLAN

(Effective as of January 1, 2002)

1.                                       Purpose.

The purposes of the Plan are to enable the Company and its Subsidiaries to attract, retain, motivate and reward qualified executive officers and key employees by providing them with the opportunity to earn competitive compensation directly linked to the Company’s performance.  The Plan is designed to assure that amounts paid to certain executive officers of the Company will not fail to be deductible by the Company for Federal income tax purposes because of the limitations imposed by Section 162(m).

2.                                       Definitions.

Unless the context requires otherwise, the following words as used in the Plan shall have the meanings ascribed to each below, it being understood that masculine, feminine and neuter pronouns are used interchangeably and that each comprehends the others.

(a)                                  “Board” shall mean the Board of Directors of the Company.

(b)                                 “Committee” shall mean the Compensation and Management Succession Committee of the Board (or such other committee of the Board that the Board shall designate from time to time) or any subcommittee thereof comprised of two or more directors each of whom is an “outside director” within the meaning of Section 162(m).

(c)                                  “Company” shall mean Protective Life Corporation.

(d)                                 “Covered Employee” shall have the meaning set forth in Section 162(m).

(f)                                    “Participant” shall mean (i) each executive officer of the Company and (ii) each other key employee of the Company or a Subsidiary who the Committee designates as a participant under the Plan.

(g)                                 “Plan” shall mean the Protective Life Corporation Annual Incentive Plan, as set forth herein and as may be amended from time to time.

(h)                                 “Section 162(m)” shall mean Section 162(m) of the Internal Revenue Code of 1986, as amended, and any regulations promulgated thereunder.

3.                                       Administration.

The Committee shall administer and interpret the Plan, provided that, in no event, shall the Plan be interpreted in a manner which would cause any amount payable under the Plan to any Covered Employee to fail to qualify as performance-based compensation under Section 162(m).  The Committee shall establish the performance objectives for any calendar year in accordance with Section 4 and certify whether such performance objectives have been obtained.  Any determination made by the Committee under the Plan shall be final and conclusive.  The Committee may employ such legal counsel, consultants and agents (including counsel or agents who are employees of the Company or a Subsidiary) as it may deem desirable for the administration of the Plan and may rely upon any opinion received from any such counsel or consultant or agent and any computation received from such consultant or agent.  All expenses incurred in the administration of the Plan, including, without limitation, for the engagement of any counsel, consultant or agent, shall be paid by the Company.  No member or former member of the Board or the Committee shall be liable for any act, omission, interpretation, construction or determination made in connection with the Plan other than as a result of such individual’s willful misconduct.

4.                                       Bonuses.

(a)                                  Performance Criteria.  On or before April 1 of each year (or such other date as may be required or permitted under Section 162(m)), the Committee shall establish the performance objective or objectives that must be satisfied in order for a Participant to receive a bonus for such year.  Any such performance objectives will be based upon the relative or comparative achievement of one or more of the following criteria, as determined by the Committee:  (i) net income; (ii) operating income; (iii) income per share; (iv) economic value added; (v) return on equity; (vi) total return; (vii) division or subsidiary income; (viii) division or subsidiary sales or revenues; (ix) division or subsidiary economic value added; or (x) other reasonable bases provided that to the extent required to qualify compensation paid to certain executive officers under the Plan the performance criteria shall be based on one or more of the criteria listed in (i) through (ix) above.

(b)                                 Maximum Amount Payable.  If the Committee certifies that any of the performance objectives established for the relevant year under Section 4(a) has been satisfied, each Participant who is employed by the Company or one of its Subsidiaries on the last day of the calendar year for which the bonus is payable shall be entitled (subject to the provisions of Section 4(c) hereof) to receive an annual bonus equal to 200% of such Participant’s base salary up to a maximum of $2,000,000.  Unless the Committee shall otherwise determine, if a Participant’s employment terminates for any reason (including, without limitation, his death, disability or retirement under the terms of any retirement plan maintained by the Company or a Subsidiary) prior to the last day of the calendar year for which the bonus is payable, such Participant shall receive an annual bonus equal to the amount the Participant would have received as an annual bonus award if such Participant had remained an employee through the end of the year multiplied by a fraction, the numerator of which is the number of days that elapsed during the calendar year in which the termination occurs prior to and including the date of the Participant’s termination of employment and the denominator of which is 365.

(c)                                  Negative Discretion.  Notwithstanding anything else contained in Section 4(b) to the contrary, the Committee shall have the right, in its absolute discretion, (i) to reduce or eliminate the amount otherwise payable to any Participant under Section 4(b) based on individual performance or any other factors that the Committee, in its discretion, shall deem appropriate and (ii) to establish rules or procedures that have the effect of limiting the amount payable to each Participant to an amount that is less than the maximum amount otherwise authorized under Section 4(b).

(d)                                 Affirmative Discretion.  Notwithstanding any other provision in the Plan to the contrary, (i) the Committee shall have the right, in its discretion, to pay to any Participant who is not a Covered Employee an annual bonus for such year in an amount up to the maximum bonus payable under Section 4(b), based on individual performance or any other criteria that the Committee deems appropriate and (ii) in connection with the hiring of any person who is or becomes a Covered Employee, the Committee may provide for a minimum bonus amount in any calendar year, regardless of whether performance objectives are attained.

5.                                       Payment.

Except as may be determined pursuant to the terms of Section 4(e) or as otherwise provided hereunder, payment of any bonus amount determined under Section 4 shall be made to each Participant as soon as practicable after the Committee certifies that one or more of the applicable performance objectives have been attained (or, in the case of any bonus payable under the provisions of Section 4(d), after the Committee determines the amount of any such bonus).

6.                                       General Provisions.

(a)                                  Effectiveness of the Plan.  Subject to the approval by the holders of the Common Stock at the 2002 Annual Meeting of Stockholders, the Plan, as amended, shall be effective with respect to calendar years beginning on or after January 1, 2002, and ending on or before December 31, 2011, unless the term hereof is extended by action of the Board.

(b)                                 Amendment and Termination.  Notwithstanding Section 6(a), the Board or the Committee may at any time amend, suspend, discontinue or terminate the Plan; provided, however, that no such amendment, suspension, discontinuance or termination shall adversely affect the rights of any Participant in respect of any calendar year which has already commenced and no such action shall be effective without approval by the stockholders of the Company to the extent necessary to continue to qualify the amounts payable hereunder to Covered Employees as performance-based compensation under Section 162(m).

(c)                                  Designation of Beneficiary.  Each Participant may designate a beneficiary or beneficiaries (which beneficiary may be an entity other than a natural person) to receive any payments which may be made following the Participant’s death.  Such designation may be changed or canceled at any time without the consent of any such beneficiary.  Any such designation, change or cancellation must be made in a form approved by the Committee and shall not be effective until received by the Committee.  If no beneficiary has been named, or the designated beneficiary or beneficiaries shall have predeceased the Participant, the beneficiary shall be the Participant’s spouse or, if no spouse survives the Participant, the Participant’s estate.  If a Participant designates more than one beneficiary, the rights of such beneficiaries shall be payable in equal shares, unless the Participant has designated otherwise.

(d)                                 Delegation.  Except where required by Section 162(m), the Committee may delegate authority for establishing performance goals and for the certification of the achievement of such goals for Participants who are not executive officers of the Company to the Chief Executive Officer or President.

(e)                                  No Right of Continued Employment.  Nothing in this Plan shall be construed as conferring upon any Participant any right to continue in the employment of the Company or any of its Subsidiaries.

(f)                                    Interpretation.  Notwithstanding anything else contained in this Plan to the contrary, to the extent required to so qualify any award as other performance based compensation within the meaning of Section 162(m) (4) (C) of the Code, the Committee shall not be entitled to exercise any discretion otherwise authorized under this Plan (such as the right to accelerate vesting without regard to the achievement of the relevant performance objectives) with respect to such award if the ability to exercise such discretion (as opposed to the exercise of such discretion) would cause such award to fail to qualify as other performance based compensation.

(g)                                 No Limitation to Corporation Action.  Nothing in this Plan shall preclude the Committee or the Board, as each or either shall deem necessary or appropriate, from authorizing the payment to the eligible employees of compensation outside the parameters of the Plan, including, without limitation, base salaries, awards under any other plan of the Company and/or its Subsidiaries (whether or not approved by stockholders), any other bonuses (whether or not based on the attainment of performance objectives) and retention or other special payments, provided that, if the stockholders of the Company do not approve the Plan at the first annual meeting of stockholders following the adoption of the Plan, the Plan set forth herein shall not be implemented.

(h)                                 Nonalienation of Benefits.  Except as expressly provided herein, no Participant or beneficiary shall have the power or right to transfer, anticipate, or otherwise encumber the Participant’s interest under the Plan.  The Company’s obligations under this Plan are not assignable or transferable except to (i) a corporation which acquires all or substantially all of the Company’s assets or (ii) any corporation into which the Company may be merged or consolidated.  The provisions of the Plan shall inure to the benefit of each Participant and the Participant’s beneficiaries, heirs, executors, administrators or successors in interest.

(i)                                     Withholding.  Any amount payable to a Participant or a beneficiary under this Plan shall be subject to any applicable Federal, state and local income and employment taxes and any other amounts that the Company or a Subsidiary is required at law to deduct and withhold from such payment.

(j)                                     Severability.  If any provision of this Plan is held unenforceable, the remainder of the Plan shall continue in full force and effect without regard to such unenforceable provision and shall be applied as though the unenforceable provision were not contained in the Plan.

(k)                                  Governing Law.  The Plan shall be construed in accordance with and governed by the laws of the State of Delaware, without reference to the principles of conflict of laws.

(l)                                     Headings.  Headings are inserted in this Plan for convenience of reference only and are to be ignored in a construction of the provisions of the Plan.